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                                                                      Exhibit 16
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[LETTERHEAD OF KPMG PEAT MARWICK LLP]

June 25, 1998


Securities and Exchange Commission
Washington, DC 20549



Ladies and Gentlemen:

We were previously principal accountants for Summit Technology, Inc. and under the date of March 6, 1998, except as to Note 10, which is as of March 27, 1998, we reported on the balance sheets of Summit Technology, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1997. On June 18, 1998 our appointment as principal accountants was terminated. We have read Summit Technology, Inc.'s statements included under Item 4 of its Form 8-K dated June 25, 1998 and we agree with such statements except that we are not in a position to agree or disagree with Summit Technology, Inc.'s statement that the appointment of Deloitte & Touche LLP was recommended and approved by the audit committee. We are also not in a position to agree or disagree with Summit Technology, Inc.'s statement that Deloitte & Touche LLP was not engaged regarding the application of accounting principles, either completed or proposed, or the type of opinion that might be rendered on Summit Technology, Inc.'s financial statements.


Very truly yours,

KPMG PEAT MARWICK LLP





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